Exhibit 99.1


               OneSource Technologies and First Technology Capital Merger Discussions Terminated ; Comerica Bank Appoints Receiver

     OneSource Technologies Inc. ("the Company") today announced that the merger discussions with First Technology Capital, Inc. ("FTC") have been terminated and abandoned. This transaction, if it had been completed, would have provided bridge financing to the Company, precedent to the sourcing of additional capital, and would have resulted in the merger of certain divisions of FTC with the existing operations of the Company. Also, as part of the transaction, certain OneSource insider debt obligations would have been converted to equity.

     Concurrent with the termination of the merger discussions, Comerica Bank which had issued a notice of default to the Company on September 12, 2005, has called its loans and through a Complaint filed with the Superior Court of Arizona has had the Court appoint a Receiver to take possession of the assets of the Company that represents Comerica's collateral.

     Given the current circumstances, no assurances can be given that the Company can arrange any alternative financing to satisfy its current or longer term operating requirements, and the ability of OneSource to continue operations is doubtful.